EXHIBIT 3.1.1 - Articles of Incorporation (as amended Nov 2, 201X)

Certificate of Incorporation of
BALTIA AIR LINES, INC.

under Section 402 of the Business Corporation Law

IT IS HEREBY CERTIFIED THAT:

(1) The name of the proposed corporation is BALTIA AIR LINES, INC.

(2) The purposes for which this corporation is formed are as follows, to wit:

To engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law. The corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body.

To engage in air transport and related services.

The corporation, in furtherance of its corporate purposes set forth, shall have all of the powers enumerated in Section 203 of the Business Corporation Law, subject to any limitations provided in the Business Corporation Law or any other statute of the State of New York.

(3) The office of the corporation is to be located in the City of New York, County of Queens, State of New York.

(4) The aggregate number of shares which the corporation shall have the authority to issue is 1,500,000,000 common shares ($.0001 par value) and 2,000,000 preferred shares ($.01 par value). Shareholders do not have preemptive rights.

(5) The Secretary of State is designated as agent of the corporation upon which process against it may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is

63-65 Saunders Street, Suite 7I Rego Park, NY 11374

The undersigned incorporator or each of them is there are more than one, is of the age of eighteen year or over.

[As amended by Certificate of Amendment under Section 805 of Business Corporation Law by corporation's Board and Written Consent of Shareholders on 10/21/2010, signed and notarized on October 31, 2010 by Igor Dmitrowsky as President and CEO of the corporation, and filed with the State of New York Department of State on November 2, 2010, 101102000702]